Alico, Inc. Announces Management Reorganization

Company Focuses On Growth Opportunities

LaBelle, FL, November 8, 2006 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced that its Board of Directors approved a reorganization of the company’s senior management team.

The reorganization will create a strategically aligned management structure for the agricultural, non-agricultural and real estate operations of the company. The reorganization aligns the Company’s structure with its proactive vision of managing its land assets in order to grow its earnings and provide a superior return to its shareholders.

The following changes in the organization are effective November 1, 2006:

Patrick Murphy was named as Senior Vice-President and CFO. Mr. Murphy and Dan L. Gunter, President and COO, will continue to report directly to John Alexander, Chairman and CEO.

Reporting to Dan L. Gunter, President and COO, are the following positions:

Steve Smith was named as Senior Vice-President of Agricultural Operations.

Bob Bogart was named as Senior-Vice President of Non-Agricultural Operations.

Michael Talaga was named as Senior Vice-President, Human Resources and Information Technology.

Michael Rosen was named as Senior Vice-President of Real Estate.

Messrs Smith, Bogart, Talaga and Rosen will report directly to Mr. Gunter.

Chairman John Alexander said, “As we move forward we continually strive to align our organization to meet the demands of our business.  We believe this reorganization of senior management reflects our commitment to manage our core operations effectively and will help us capitalize on new opportunities as we aggressively grow our business.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 137,000 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including citrus fruit production, harvesting and marketing, vegetable production, cattle ranching, sugarcane, sod production, rock mining, vegetable seedling greenhouse operations and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.